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                  SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-Q


EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
         (dollar amounts - except per share - in thousands)

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                                                                Three Months               Six Months
                                                                Ended June 30             Ended June 30
                                                            1994          1993          1994          1993

Common and common equivalent:
  Average shares outstanding                             56,793,041    56,191,360    56,729,716    56,102,408
  Dilutive stock options-based on the treasury stock
     method using average market price                      564,899       615,278       557,593       620,980
  Shares used                                            57,357,940    56,806,638    57,287,309    56,723,388

Net income applicable to Common Stock                    $   50,385    $   40,440    $  103,498    $   78,707

     Per share amount                                    $      .88    $      .71    $     1.81    $     1.39

Assuming full dilution:
  Average shares outstanding                             56,793,041    56,191,360    56,729,716    56,102,408
  Dilutive stock options-based on the treasury stock
     method using the period end market price, if
       higher than average market price                     564,899       679,956       573,336       686,130

Shares used                                              57,357,940    56,871,316    57,303,052    56,788,538

Net income applicable to Common Stock                    $   50,385    $   40,440    $  103,498    $   78,707

     Per share amount                                    $      .88    $      .71    $     1.81    $     1.39
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The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities
Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.



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